FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

QUINTEC, CORP.
 (Exact name of registrant as specified in its charter)

Nevada	333-199543	80-0929366
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

26 Floor, One Harbour Square, 181 Hoi Bun Road,
Kwun Tong, Kowloon, Hong Kong
 (Address of principal executive offices)

Registrant's Telephone Number, including area code:  +852 2697 7733

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Explanatory Note

This 8-K Amendemnt No. 1 is to correct for dates as reported in our original 8-K as filed on December 3, 2015.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2015, the Company accepted the resignation of Walter Lee from his positions as President, Chief Executive Officer, Chief Financial Officer and member of the Board of Directors.  There were no disagreements between Mr. Lee and the Company relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Lee, and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree. The Company will file any letter received as an exhibit to an amended 8-K.

The Board of Directors appointed Yang Yong Qiang as President of the Company, and as a member of the Board of Directors, and Jin Wai Min as Chief Financial Officer and Secretary of the Company and a member of the Board of Directors, effective November 24, 2015.  Except as noted in Item 5.01 above, there have been no transactions between Yang Yong Qiang, Jin Wai Min and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINTEC CORP.

Date: January 13, 2016	By:	/s/Yong Qiang Yang
	Name:	Yong Qiang Yang
	Title:	President